Exhibit 4.17

Equity Interest Pledge Agreement

Of

Guangzhou Kugou Computer Technology Co., Ltd.

By and among

Shareholders Listed in Schedule A

Tencent Music (Beijing) Co., Ltd.

And

Guangzhou Kugou Computer Technology Co., Ltd.

April 28, 2024

EQUITY INTEREST PLEDGE AGREEMENT

This Equity Interest Pledge Agreement (this “Agreement”) is entered into on April 28, 2024 by and among:

1.
All shareholders listed in Schedule A. Please refer to Schedule A for detailed information of each shareholder.

(Each shareholder listed in Schedule A shall be hereinafter referred to as a “Pledgor” respectively, and as the “Pledgors” collectively.)

2.
Tencent Music (Beijing) Co., Ltd. (hereinafter referred to as the “Pledgee”)

Registration No.: 91110105053634103B

3.
Guangzhou Kugou Computer Technology Co., Ltd. (hereinafter referred to as the “Company”)

Registration No.: 91440115783790925T

(In this Agreement, each of the Pledgors, the Pledgee and the Company shall be referred to as a “Party” respectively, and as the “Parties” collectively.)

WHEREAS:

(1)
The Pledgors are registered shareholders on record of the Company as of the execution date of this Agreement, collectively holding 100% of the equity interests in the Company (hereinafter the “Company Equities”). Upon the execution date of this Agreement, the Pledgors’ capital contributions to the registered capital of the Company and proportions of shareholding are set out in Schedule A hereto.

(2)
The Parties herein have entered into an Exclusive Option Agreement on April 28, 2024 (hereinafter the “Exclusive Option Agreement”), pursuant to which the Pledgors shall, to the extent permitted by the PRC Laws, transfer all or partial Company Equities held by the Pledgors to the Pledgee and/or any other entity or individual designated by the Pledgee in accordance with the Pledgee’s request.

(3)
The Parties herein have entered into a Voting Trust Agreement on April 28, 2024 (hereinafter the “Voting Trust Agreement”), pursuant to which the Pledgors shall irrevocably entrust its full rights and authorities to the person designated by the Pledgee on the occasion to exercise all the shareholder voting power granted to the Pledgors in the Company.

(4)
The Company and the Pledgee entered into an Exclusive Technology Service Agreement on March 26, 2018 (hereinafter the “Service Agreement”), pursuant to which the Company exclusively engages the Pledgee to provide relevant technical services, and agrees to pay the corresponding service fees to the Pledgee for such technical services.

(5)
Mr. Xie Guomin, Mr. Chen Xiaotao and the Pledgee entered into a Loan Agreement (hereinafter the “Loan Agreement”) on April 21, 2014, pursuant to which the Pledgee has provided a loan of RMB128,800,000 to Mr. Xie Guomin and Mr. Chen Xiaotao; Mr. Chen Xiaotao, Mr. Qiu Zhongwei and the Pledgee entered into a Debt Assignment and Offset Agreement on April 11, 2017, pursuant to which Mr. Qiu Zhongwei inherits all of Mr. Chen Xiaotao’s rights and obligations under the Loan Agreement; Mr. Xie Guomin, Ms. Wang Meiqi and the Pledgee entered into a Debt Assignment and Offset Agreement on May 11, 2020, pursuant to which Ms. Wang Meiqi inherits all of Mr. Xie Guomin’s rights and obligations under the Loan Agreement; Mr. Qiu Zhongwei, Qianhai Daizheng Music Culture Co., Ltd. (the “Borrower”) and the Pledgee entered into a Debt Assignment and Offset Agreement on January 16, 2023, pursuant to which the Borrower inherits all of Mr. Qiu Zhongwei’s rights and obligations under the Loan Agreement; Ms. Wang Meiqi, the Borrower and the Pledgee entered into a Debt Assignment and Offset Agreement on January 16, 2023, pursuant to which the Borrower inherits all of Ms. Wang Meiqi’s rights and obligations under the Loan Agreement.

(6)
As security for the performance of the Contractual Obligations (as defined hereunder) and for the full payment of the Secured Indebtedness (as defined hereunder), the Pledgors agree to pledge all their equity interests held by them in the Company in favor of the Pledgee, and grant the Pledgee the most prioritized pledge right, with the Company’s consent on such equity pledge arrangement.

THEREFORE, upon mutual discussion, the Parties agree as follows:

1.
Definitions

1.1.
Unless otherwise defined by the context, the following terms shall have the following meanings in this Agreement:

Contractual Obligations

shall refer to (i) for the Pledgors excluding the Borrower, all the contractual obligations under the Exclusive Option Agreement, the Voting Trust Agreement and this Agreement; (ii) for the Borrower, all the contractual obligations under the Exclusive Option Agreement, Voting Trust Agreement, Loan Agreement and this Agreement; (iii) for the Company, all the contractual obligations under the Exclusive Option Agreement, Voting Trust Agreement, Service Agreement and this Agreement.

Secured Indebtedness

shall refer to the Company’s obligation to pay the service fees under the Service Agreement and other obligations, the Borrower’s obligations of repayment and other obligations, and all the direct, indirect and derivative losses and losses of anticipated profits, suffered by the Pledgee, incurred as a result of any Event of Default (as defined hereunder) by the Pledgors and/or the Company. The amount of such loss shall be calculated in accordance with, without limitation, the reasonable business plan and profit forecast of the Pledgee, the service fees payable by the Company to the Pledgee under the Service Agreement, the principal payable by the Borrower under the Loan Agreement, and all expenses occurred in connection with enforcement by the Pledgee of the Pledgor’s and/or the Company’s Contract Obligations.

Transaction Agreements	shall refer to the Exclusive Option Agreement, the Voting Trust Agreement, the Service Agreement and the Loan Agreement.
Event of Default

shall refer to any breach to any Contractual Obligations under the Exclusive Option Agreement by the Pledgors excluding the Borrower, any Borrower’s breach to any Contractual Obligations under the Exclusive Option Agreement, the Voting Trust Agreement, the Loan Agreement and/or this Agreement, and the Company’s breach to any Contractual Obligations under the Exclusive Option Agreement, the Voting Trust Agreement, the Service Agreement and/or this Agreement.

Pledged Equity

shall refer to all Company Equities legally held by the Pledgors upon the effective date of this Agreement (the specific equity interest pledged by each Pledgor is set out in Schedule A in this Agreement), the increased capital contribution and dividend under Clauses 2.6 and 2.7 herein, and other equity interest in the Company held by the Pledgors by any other means.

PRC Laws

shall refer to the then effective laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China (for the purpose of this Agreement, excluding

Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

1.2.
In this Agreement, any reference to any PRC Laws shall be deemed to include (1) a reference to such PRC Laws as modified, amended, supplemented or reenacted, effective before or after the date of this Agreement; and (2) a reference to any other decision, circular or rule made pursuant to such PRC Laws or effective as a result of such PRC Laws.

1.3.
Unless otherwise stated in the context of this Agreement, a reference to a provision, clause, section or paragraph shall refer to a corresponding provision, clause, section or paragraph of this Agreement.

2.
Equity Pledge

2.1.
The Pledgors hereby agree to pledge, in accordance with the terms of this Agreement, their lawfully owned and disposable equity interests in favor of the Pledgee as the security for the repayment of the Secured Indebtedness. The Company hereby agrees that Pledgors pledge the Pledged Equities in favor of the Pledgee in accordance with the terms of this Agreement.

2.2.
The Pledgors undertake to record the equity pledge arrangements (“Equity Pledge”) in the register of shareholders on the effective date of this Agreement. The Pledgors further undertake to make the best efforts and take all necessary actions to apply with the competent industrial and commercial authority for the registration of the Pledged Equity under this Agreement within ten (10) business days after the effective date of this Agreement. The Pledgors and the Pledgee shall, pursuant to PRC Laws and all requirements of relevant industrial and commercial authorities, submit all necessary documents and deal with all necessary procedures, ensuring that the pledge right can be registered as soon as possible after the application submission, and deliver the original copy of the registration certificate (including without limitation the pledge registration notification) to the Pledgee; the relevant fees shall be borne by the Company.

2.3.
During the term of this Agreement, the Pledgee shall not be liable in whatsoever manner for any decrease in the value of the Pledged Equities and the Pledgors are not entitled to seek any form of recourse or make any request, unless such decrease is caused by the Pledgors’ intentional misconduct or gross negligence having direct causation to the result.

2.4.
Subject to Section 2.3 above, in the event of any possible material impairment of the Pledged Equities which may prejudice the rights and interests of the Pledgee, the Pledgee may at any time auction or sell the Pledged Equities on behalf of the Pledgors and may, as agreed with the Pledgors, apply the proceeds from such auction or sale towards accelerated repayment of the Secured Indebtedness, or deposit such proceeds with a notary public at the place where the Pledgee is located (any costs thereby incurred shall be entirely borne by the Pledgee).

2.5.
Upon occurrence of any Event of Default, the Pledgee shall be entitled to dispose of the Pledged Equities in such manner as prescribed in Article 4 of this Agreement.

2.6.
The Pledgors shall be entitled to subscribe for the increase registered capital of the Company with prior written consent of the Pledgee. The increased capital contribution by the Pledgors because of the Pledgors’ subscription of the increased registered capital shall also be deemed as the Pledged Equities. The Pledgors undertake to record the equity pledge for the increased amount of registered capital under this Clause 2.6 in the register of shareholders within ten (10) business days after the capital increase, to apply with the competent industrial and commercial authority for the registration, and to deliver the original copy of the registration certificate (including without limitation to the pledge registration notification) to the Pledgee; the relevant fees shall be borne by the Company.

2.7.
During the term of pledge, the Pledgee is entitled to receive proceeds (including without limitation any dividend, profit and other income) generated by the Pledged Equities. The Pledgors shall not receive any dividend or bonus in respect of the Pledged Equities without prior consent of the Pledgee. The Pledgors’ dividend or bonus obtained from the Pledged Equities shall be deposited in the bank account designated by the Pledgee, being administrated by the Pledgee, and shall be used for the repayment for the Secured Indebtedness.

2.8.
Upon occurrence of any Event of Default, the Pledgee shall be entitled to dispose of any Pledgor’s any pledged Equities in the manner as prescribed in this Agreement.

3.
Release of Pledge

3.1.
After full and complete performance of all the Contractual Obligations and full repayment of all the Secured Indebtedness by the Pledgors and the Company, the Pledgee shall, at the request of the Pledgors, release the Equity Pledge under this Agreement and cooperate with the Pledgors to deregister the Equity Pledge recorded in the register of shareholders and to deregister the pledge with the competent industrial and commercial authority. Reasonable costs thereby incurred shall be borne by the Pledgee.

4.
Disposal of Pledged Equities

4.1.
The Parties hereby agree that upon occurrence of any Event of Default, the Pledgee shall be entitled to exercise all rights and power to claim remedies available under the PRC Laws, the Transaction Agreements and this Agreement with written notice to the Pledgors, including without limitation the right to auction or sell the Pledged Equities and to be indemnified in priority with the proceeds thereof. The Pledgee shall not be held liable for any losses from its lawful and reasonable exercise of such rights and power.

4.2.
The Pledgee shall be entitled to appoint in writing its legal advisor or any other agent to exercise any and all of its foregoing rights and power, to which the Pledgors shall not raise any objection and shall provide necessary assistance.

4.3.
The Pledgee shall be entitled to deduct all reasonable costs actually incurred in connection with its exercise of any or all of its aforesaid rights and power from the proceeds obtained from such exercise of rights and power.

4.4.
The proceeds obtained from the exercise by the Pledgee of its rights and power shall be applied in the following order of precedence:

(i)
payment of all costs arising out of the disposal of the Pledged Equities and the exercise by the Pledgee of its rights and power (including fees paid to its legal advisor and agent);

(ii)
payment of the taxes payable in connection with the disposal of the Pledged Equities; and

(iii)
repayment of the Secured Indebtedness to the Pledgee;

Any balance after the deduction of the aforesaid payments shall either be returned by the Pledgee to the Pledgors or any other person who is entitled to such balance under relevant laws and regulations, or be deposited with a notary public at the place where the Pledgee is located (any costs thereby incurred shall be entirely borne by the Pledgee).

4.5.
The Pledgee shall have the option to exercise concurrently or successively any of the remedies available to it; the Pledgee shall not be required to exhaust all other remedies available to it prior to auction or sale of the Pledged Equities under this Agreement.

5.
Fees and Expenses

5.1.
All costs and expenses actually incurred in connection with the creation of the Equity Pledge under this Agreement, including without limitation the stamp duty, any other taxes and all legal fees, shall be borne by the Company.

6.
Continuity and No Waiver

6.1
The Pledged Equities shall be continuous security and shall remain valid until full performance of the Contractual Obligations or full repayment of the Secured Indebtedness. No waiver or grace period granted by the Pledgee to the Pledgors in respect of any breach or any delay by the Pledgee in exercising any of its rights under the Transaction Agreements and this Agreement shall affect the rights available to the Pledgee under this Agreement, applicable PRC Laws and the Transaction Agreements to demand at any time thereafter strict performance by the Pledgors of the

Transaction Agreements and this Agreement, or any of the rights available to the Pledgee arising from any subsequent breach by the Pledgors of the Transaction Agreements and/or this Agreement.

7.
Representations and Warranties of the Pledgors

Excluding the circumstances as disclosed in Schedule A, each Pledgor hereby respectively and not jointly represent and warrant to the Pledgee that:

7.1.
If the Pledgor is a natural person, he is a Chinese citizen with full civil capacity, and has legal rights and capacity to execute this Agreement and bears legal obligations under this Agreement. If the Pledgor is not a natural person, it is a legal entity duly incorporated under PRC Laws with legal rights and capacity to execute this Agreement and bears legal obligations under this Agreement.

7.2.
As of the effective date of this Agreement, the Pledgor is the only lawful owner of the Pledged Equities free from any existing dispute in relation to the ownership thereof. Other than the security interests created on the Pledged Equities under this Agreement and the rights created under the Transaction Agreements, the Pledgor has the right to dispose of the Pledged Equities or any part thereof.

7.3.
Other than the security interests created on the Pledged Equities under this Agreement and the rights created under the Transaction Agreements, the Pledged Equities are free from any other security interests or third party rights and interests and any other restriction.

7.4.
The Pledged Equities can be lawfully pledged and transferred, and the Pledgor has full rights and power to pledge the Pledged Equities to the Pledgee in accordance with the terms of this Agreement.

7.5.
This agreement, once duly executed by the Pledgor, constitutes legal, valid and binding obligations to the Pledgor.

7.6.
As necessary to the execution and performance of this Agreement and the Equity Pledge under this Agreement, any consent, permission, waiver or authorization by any third party or any approval, license or exemption by any governmental body or registration or filing formalities (if required by law) with any governmental body have been obtained or handled and will remain in full force during the term of this Agreement.

7.7.
The execution and performance of this Agreement by the Pledgor do not violate or conflict with any law applicable to the Pledgor in effect, any agreement to which the Pledgor is a party or by which its assets are bound, any court judgment, any arbitral award, or any decision of any administrative authority.

7.8.
The pledge under this Agreement constitutes a first ranking security interest on the Pledged Equities held by the Pledgor.

7.9.
All taxes and fees payable in connection with obtaining the Pledged Equities have been paid in full in accordance with the laws by the Pledgor.

7.10.
There are no pending or, to the knowledge of the Pledgor, threatened suits, arbitrations, or other legal proceedings or claims before any court or arbitral tribunal, or administrative proceedings, or other legal proceedings or claims before any governmental body or administrative authority against the Pledged Equities, the Pledgor or their properties , which will have a material or adverse effect on the economic conditions of the Pledgor or the Pledgor’s ability to perform its obligations and security liability under this Agreement.

7.11.
The Pledgor hereby warrants to the Pledgee that the representations and warranties made above will remain true and correct and will be fully complied with under all circumstances until full performance of the Contractual Obligations or the full repayment of the Secured Indebtedness.

8.
Representations and Warranties of the Company

The Company hereby represents and warrants to the Pledgee that:

8.1.
The Company is a limited liability company duly registered and lawfully existing under PRC Laws with independent legal personality, and has full and independent legal status and capacity to execute and deliver this Agreement and may sue or be sued as an independent party.

8.2.
All reports, documents and information provided by it to the Pledgee prior to or upon the effectiveness of this Agreement with respect to matters pertaining to the Pledged Equity or required by this Agreement are true and correct in all material respects as of the effectiveness of this Agreement.

8.3.
All reports, documents and information provided by it to the Pledgee after the effectiveness of this Agreement with respect to matters pertaining to the Pledged Equity or required by this Agreement are true and valid in all material respects as of the effectiveness of this Agreement.

8.4.
This Agreement, once properly signed by the Company, constitutes legal, valid and binding obligations to the Company.

8.5.
It has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder.

8.6.
There are no pending or, to the knowledge of the Company, threatened suits, arbitrations, or other legal proceedings or claims before any court or arbitral tribunal, or administrative proceedings, or other legal proceedings or claims before any governmental body or administrative authority against the Pledged Equities, the Company or its assets, which will have a material or adverse effect on the economic conditions of the Company or the Pledgor’s ability to perform its obligations and security liability under this Agreement.

8.7.
The Company hereby agrees to be jointly liable to the Pledgee for the representations and warranties made by each Pledgor under Article 7 hereunder.

8.8.
The Company hereby warrants to the Pledgee that the foregoing representations and warranties will remain true and correct and fully complied with under all circumstances at any time prior to full performance of the Contractual Obligations or full repayment of the Secured Indebtedness.

9.
Undertakings by the Pledgors

The Pledgors each respectively and not jointly undertake to the Pledgee that:

9.1
Without prior written consent of the Pledgee, the Pledgors will not create or permit to be created any new pledge or any other security interest on the Pledged Equity and any pledge or other security interest created on all or any part of the Pledged Equity without prior written consent of the Pledgee shall be null and void.

9.2
Without prior written notice to and prior written consent from the Pledgee, the Pledgors will not assign the Pledged Equity and all purported assignment of the Pledged Equity by the Pledgors shall be null and void. The proceeds received by the Pledgors from the assignment of the Pledged Equity shall be first applied towards full repayment to the Pledgee of the Secured Indebtedness or shall be deposited with a third party as agreed with the Pledgee.

9.3
Should there arise any suit, arbitration or other claims which are likely to have an adverse effect on the Pledgors’ or the Pledgee’s interest under the Transaction Agreements and this Agreement or on the Pledged Equity, the Pledgors undertake that they will notify the Pledgee in writing of the same as promptly as possible without delay and will, in accordance with the reasonable request of the Pledgee, take all necessary measures to ensure the Pledgee’s rights and interests of pledge in and to the Pledged Equity.

9.4
The Pledgors undertake to complete the registration procedure to extend the Company’s business period in three (3) months before the expiry of the Company’s business period, in order to maintain the validity of this Agreement.

9.5
The Pledgors will not do or permit to be done any act or action likely to have an adverse effect on the interest of the Pledgee under the Transaction Agreements and this Agreement or on the Pledged Equity. The Pledgors waive their preferential right of purchase if and when the Pledgee exercises its rights of pledge.

9.6
The Pledgors will, in accordance with the reasonable request of the Pledgee, take all steps and execute all documents (including without limitation any supplement hereto) necessary to ensure the Pledgee’s rights and interests of pledge in and to the Pledged Equity as well as the exercise and realization by the Pledgee of such rights and interests.

9.7
Should the exercise of the rights of pledge hereunder result in an assignment of any Pledged Equity, the Pledgors undertake that they will take all measures to procure the realization of such assignment.

10.
Undertakings by the Company

10.1
The Company will use every effort to assist with the obtaining of any consents, permissions, waivers, authorizations of any third party or any approval, license or exemption from any governmental body or the completion of any registration or filing formalities with any governmental body (if required by law), requisite in each case for the execution and performance of this Agreement and the creation of the Equity Pledge hereunder, and will maintain the same in full force and effect during the term hereof.

10.2
Without prior written consent of the Pledgee, the Company will not assist or permit the Pledgors to create any new pledge or any other security interest on the Pledged Equity.

10.3
Without prior written consent of the Pledgee, the Company will not assist or permit the Pledgors to assign the Pledged Equity.

10.4
Should there arise any suit, arbitration or other claims which are likely to have an adverse effect on the Company, the Pledged Equities or the Pledgee’s interest under the Transaction Agreements and this Agreement, the Company undertakes that it will notify the Pledge in writing of the same as promptly as possible without delay and will, in accordance with the reasonable request of the Pledgee, take all necessary measures to ensure the Pledgee’s pledge rights and interests in and to the Pledged Equity.

10.5
The Company undertakes to complete the registration procedure to extend its business period in three (3) months before the expiry of its business period, in order to maintain the validity of this Agreement.

10.6
The Company will not do or permit to be done any act or action likely to have an adverse effect on the interest of the Pledgee under the Transaction Agreements and this Agreement or on the Pledged Equity.

10.7
The Pledgors will during the first month of each calendar quarter submit to the Pledgee the financial statements of the Company for the preceding calendar quarter, including without limitation the balance sheet, the income statement and the cash flow statement.

10.8
The Company will, in accordance with the reasonable request of the Pledgee, take all steps and execute all documents (including without limitation any supplement hereto) necessary to ensure the Pledgee’s rights and interests of pledge in and to the Pledged Equity as well as the exercise and realization by the Pledgee of such rights and interests.

10.9
Should the exercise of the rights of pledge hereunder result in an assignment of any Pledged Equity, the Company undertakes that it will take all measures to enable the realization of such assignment.

11.
Fundamental Changes of Circumstances

11.1
As a supplementary agreement and without contravening other provisions of the Transaction Agreements and this Agreement, if, at any time, in the opinion of the Pledgee, as a result of any promulgation of or amendment to any PRC Laws, regulations or rules, or of any change in the interpretation or application of such laws, regulations or rules, or of any change in relevant registration procedures, the maintaining of the validity of this Agreement and/or the disposal of the Pledged Equity in the manner prescribed hereunder becomes illegal or contravenes such laws, regulations or rules, the Pledgors and the Company shall, on the Pledgee’s written instruction and in accordance with its reasonable request, immediately take any actions and/or execute any agreements or other documents so as to:

(i)
maintain the validity of this Agreement;

(ii)
facilitate the disposal of the Pledged Equity in the manner prescribed hereunder; and/or

(iii)
maintain or realize the security created or purported to be created hereunder.

12.
Effectiveness and Term of Agreement

12.1
This Agreement is valid once duly executed by all Parties. This Agreement is the final version agreement which the Parties have reached upon in respect of the equity pledge and relevant issues; this Agreement shall fully replace any and all of previous consultation, negotiation or discussion which all Parties have reached upon, and any and all of letters of intent, memorandums, agreements or other documents (including without limitation the Equity Interest Pledge Agreement executed by and among the Company, the Pledgee and some Pledgors on [DATE]) which all Parties have reached upon and agreed. If there is any conflict, contravention or inconsistence in such consultation, negotiation, discussion results, such letters of intent, memorandum, agreements or other documents against this Agreement, this Agreement shall prevail. All Parties shall, bearing the principle of good faith, make all efforts to assist in having such equity pledge registered in the competent industrial and commercial authority in a short period. For this purpose, the Company shall apply for the registration with the competent industrial and commercial authority in reasonable time.

The Pledgors shall deliver to the Pledgee for custody the capital contribution certificate for the Equity Interest and the shareholders’ register containing the Pledge on the effective date of this Agreement. Upon the effectiveness of this Agreement, the Pledgors shall, at the Pledgee’s request, provide the pledge registration certificate issued by the competent industrial and commercial authority to the Pledgee in a form satisfactory to the Pledgee. The Pledgee will keep these documents in its custody during the whole pledge period prescribed in this Agreement.

12.2
The term of this Agreement shall end when the Contractual Obligations is performed in full or when the Secured Indebtedness is repaid in full.

12.3
To avoid ambiguity, each Pledgor is not jointly liable to any obligation or liability of other Pledgor or the Company.

13.
Notice

13.1
Any notice, request, demand and other correspondences required by or made pursuant to this Agreement shall be made in writing and delivered to the relevant Party.

13.2
Aforesaid notice or other correspondences shall be deemed delivered when it is transmitted if transmitted by fax or telex; or upon delivery, if delivered in person; or five (5) days after posting, if delivered by mail; or upon the signature of the recipient, if delivered by courier service. However, if the notice is returned due to the recipient’s fault or the recipient’s refusal to sign, the notice is deemed delivered on the date when the notice is returned. In case of simultaneous delivery in any of the above forms, the earliest deemed time of delivery shall prevail.

14.
Miscellaneous

14.1
The Pledgors and the Company agree that the Pledgee may, immediately upon notice to the Pledgors and the Company, assign its rights and/or obligations hereunder to any third party; and that without prior written consent of the Pledgee, neither the Pledgors nor the Company may assign their respective rights, obligations or liabilities hereunder to any third party. The successors or permitted assignees (if any) of the Pledgors and the Company shall be obligated to continue to perform the Pledgors’ and the Company’s respective obligations hereunder.

14.2
The sum of the Secured Indebtedness determined by the Pledgee in its discretion in connection with its exercise of its rights of pledge with respect to the Pledged Equity in accordance with the terms hereof shall constitute the conclusive evidence for the Secured Indebtedness hereunder.

14.3
This Agreement is made in Chinese in five (5) originals, with each Party hereof retaining one (1) copy. The Parties specifically agree that the Agreement restored in PDF format sent by emails from the Parties is regarded as original and can be used separately as evidence for the establishment and validation of this Agreement.

14.4
The entry into, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by PRC Laws.

14.5
Dispute Resolution

(1)
Any dispute, argument or claim (hereinafter the “disputes”) arising out of or in connection with of this Agreement or breach, termination or invalidity of this Agreement shall be settled by both Parties of the disputes through consultations. The Party raising the claim shall promptly inform the other Party that disputes have arisen and illustrate the nature of the dispute via a notice with date. In the absence of an agreement being reached by the Parties within thirty (30) days after the dispute notice, the dispute may be brought by any Party the dispute before the China International Economic and Trade Arbitration Commission (hereinafter “CIETAC”) to be arbitrated in Beijing pursuant to CIETAC’s effective arbitration rules upon the submission of the dispute and this Clause 14.5. The arbitration award shall be final and binding on the Parties to the dispute.

(2)
The arbitral tribunal shall consist of three (3) arbitrators. Each Party to the dispute has the right to respectively appoint one (1) arbitrator, and the third (3rd) arbitrator shall be jointly appointed by both Parties to the dispute. If the Parties to the dispute cannot reach agreement on the appointment of the third (3rd) arbitrator, such arbitrator shall be appointed by the director of the Arbitration Commission. The third arbitrator shall be the chief arbitrator of the arbitral tribunal.

(3)
When making an arbitral award, the arbitrator shall take into account the intention of hereto determined by this agreement the Parties.

(4)
The arbitral award made by the arbitral tribunal pursuant to this Clause 14.5 shall be made in writing and shall be final and binding upon both Parties to the dispute. Both Parties to the dispute should do their best to enable any of such arbitral awards to be implemented in time and provide any necessary assistance to the implementation.

(5)
The aforesaid provisions of this Clause 14.5 shall not prevent the concerned Parties from applying for any prior protection or injunction for any reason, including without limitation the subsequent enforcement of the arbitral award.

14.6
No right, power or remedy empowered to any Party by any provision of this Agreement shall preclude any other right, power or remedy enjoyed by such Party in accordance with law or any other provisions hereof and no exercise by a Party of any of its rights, powers and remedies shall preclude its exercise of its other rights, powers and remedies.

14.7
No failure or delay by a Party in exercising any right, power or remedy under this Agreement or laws (hereinafter the “Party’s Rights”) shall result in a waiver of such right, and no single or partial waiver by a Party of the Party’s Rights shall preclude such Party from exercising such rights in any other way or exercising the remaining part of the Party’s Rights. The Parties shall, via negotiation in good faith, endeavor to replace those invalid, illegal or unenforceable provisions with provisions that permitted by laws and effective to the most extent that the Parties expect, while such effective provisions and those invalid, illegal or unenforceable provisions shall be alike as much as possible in the economic effects.

14.8
The section headings herein are inserted for convenience of reference only and shall in no event be used in or affect the interpretation of the provisions hereof.

14.9
Each provision contained herein shall be severable and independent of any other provisions hereof, and if at any time any one or more provisions hereof become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected thereby.

14.10
Any amendments or supplements to this Agreement shall be made in writing and except where the Pledgee assigns its rights hereunder in accordance with Clause 14.1, such amendments or supplements shall take effect only when properly signed by the Parties hereto.

14.11
This Agreement shall be binding upon the legal successors of the Parties.

14.12
Concurrently with the execution of this Agreement, the Pledgors shall each execute a power of attorney (hereinafter the “POA”), entrusting the Pledgee or any person designated by the Pledgee to execute on its behalf in accordance with this Agreement any and all of legal documents as may be required in order for the Pledgee to exercise its rights hereunder. Such POA shall be submitted to the Pledgee for custody and may be presented by the Pledgee to relevant governmental authorities whenever necessary.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and location first above written.

We have executed the execution page of the Equity Interest Pledge Agreement in respect of the Controlling Agreements of Guangzhou Kugou Computer Technology Co., Ltd., dated April 28, 2024 in five (5) counterparts.

Tencent Music (Beijing) Co., Ltd.
(Company Chop)
[Company Chop is affixed]

Signature Page to Equity Interest Pledge Agreement

of Guangzhou Kugou Computer Technology Co., Ltd. Controlling Agreements

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and location first above written.

We have executed the execution page of the Equity Interest Pledge Agreement in respect of the Controlling Agreements of Guangzhou Kugou Computer Technology Co., Ltd., dated April 28, 2024 in five (5) counterparts.

Guangzhou Kugou Computer Technology Co., Ltd.
(Company Chop)
[Company Chop is affixed]

Signature Page to Equity Interest Pledge Agreement

of Guangzhou Kugou Computer Technology Co., Ltd. Controlling Agreements

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and location first above written.

We have executed the execution page of the Equity Interest Pledge Agreement in respect of the Controlling Agreements of Guangzhou Kugou Computer Technology Co., Ltd., dated April 28, 2024 in five (5) counterparts.

Shenzhen Tencent Ruijian Investment Co., Ltd.
(Company Chop)
[Company Chop is affixed]

Signature Page to Equity Interest Pledge Agreement

of Guangzhou Kugou Computer Technology Co., Ltd. Controlling Agreements

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and location first above written.

We have executed the execution page of the Equity Interest Pledge Agreement in respect of the Controlling Agreements of Guangzhou Kugou Computer Technology Co., Ltd., dated April 28, 2024 in five (5) counterparts.

Shenzhen Litong Industry Investment Fund Co., Ltd.
(Company Chop)
[Company Chop is affixed]

Signature Page to Equity Interest Pledge Agreement

of Guangzhou Kugou Computer Technology Co., Ltd. Controlling Agreements

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and location first above written.

We have executed the execution page of the Equity Interest Pledge Agreement in respect of the Controlling Agreements of Guangzhou Kugou Computer Technology Co., Ltd., dated April 28, 2024 in five (5) counterparts.

Qianhai Daizheng Music Culture Co., Ltd.
(Company Chop)
[Company Chop is affixed]

Signature Page to Equity Interest Pledge Agreement

of Guangzhou Kugou Computer Technology Co., Ltd. Controlling Agreements

Schedule A

Basic information of the Company

Company Name:	Guangzhou Kugou Computer Technology Co., Ltd.
Registered Address:	108 Room, 18 Building, No. 315 Huangpu Avenue Middle, Tianhe District, Guangzhou
Registered Capital:	RMB 7,860,171,317 Yuan
Shareholding Structure:

#	Shareholder’s Name	Identification No./ Registration No.	Registered Capital (RMB/Yuan)	Shareholding Percentage
1	Shenzhen Litong Industry Investment Fund Co., Ltd.	91440300075839388T	4,603,261	0.0586%
2	Shenzhen Tencent Ruijian Investment Co., Ltd.	91440300MA5GW5D366	7,829,482,914	99.6096%
3	Qianhai Daizheng Music Culture Co., Ltd.	91440300MA5GDLLP7X	26,085,142	0.3319%
Total		--	7,860,171,317	100.00%

Schedule A to Equity Interest Pledge Agreement

of Guangzhou Kugou Computer Technology Co., Ltd. Controlling Agreements

Schedule B

Power of Attorney

The undersigned, , hereby irrevocably authorize PRC Identification No.: , as my trustee or authorized representative for signature, to sign all necessary or useful legal documents with respect to the fulfilling of my obligations under the Equity Interest Pledge Agreement entered into by and among myself, Tencent Music (Beijing) Co., Ltd. and Guangzhou Kugou Computer Technology Co., Ltd. on [ ], 20__ with respect to equity interests of Guangzhou Kugou Computer Technology Co., Ltd..

Signature/Seal:

By: /s/
Date:

Schedule B to Equity Interest Pledge Agreement

of Guangzhou Kugou Computer Technology Co., Ltd. Controlling Agreements